                                                                     Exhibit 4.1
                                  PSINET INC.

                               DEPOSIT AGREEMENT


          DEPOSIT AGREEMENT, dated as of February 1, 2000, by and between PSINet Inc., a New York corporation (the "Company"), and Wilmington Trust Company (the "Deposit Agent"), as deposit agent for the benefit of the registered holders (the "Holders") of the 7% Series D Cumulative Convertible Preferred Stock (the "Preferred Stock").

          This Agreement is made to induce all present and future Holders to purchase the Preferred Stock by providing a non-interest bearing trust deposit account (the "Deposit Account") to secure the obligation of the Holders to acquire from the Company common stock, par value $0.01 per share, of the Company (the "Common Stock"), on each Deposit Payment Date (as defined below) as provided herein and to provide for a quarterly cash payment to the Holders in an amount equal to $0.875 per share of Preferred Stock (the "Quarterly Return Amount") for each full quarterly period (provided, however, that the Quarterly
                                         --------  -------
Return Amount shall equal $1.0208 per share for the May 15, 2000 Deposit Payment
Date) in the manner hereinafter provided.

          NOW, THEREFORE, the parties hereto agrees as follows:

          1.   Establishment of Deposit Account.
               --------------------------------

          (a) The Deposit Account shall be established in connection with the offering (the "Offering"), of 14,000,000 shares of Preferred Stock and 2,500,000 additional shares of Preferred Stock (the "Over-Allotment Shares") subject to acquisition in connection with the Offering, and shall be held subject to the terms and conditions of this Agreement.

          (b) Simultaneously with each closing in respect of the Offering, the Initial Purchasers of the Offering shall deliver, at the request of the purchasers of the Preferred Stock and on their behalf, an amount in cash equal to approximately 7.25% of the purchase price of the Preferred Stock (or approximately $3.65 of the $48.375 purchase price) payable by the Initial Purchasers pursuant to that certain Purchase Agreement, dated January 26, 2000 in respect of the Offering (the "Purchase Agreement"), plus a ratable amount to be deposited in respect of any Over-Allotment Shares purchased by the Initial Purchasers, sufficient to pay, together with the earnings thereon, any Quarterly Return Amount from the Deposit Account required to be made hereunder prior to the Deposit Expiration Date, as defined below (such amount together with any earnings, interest and other proceeds of investments are referred to as the "Deposit Fund"), to the Deposit Agent against the Deposit Agent's written acknowledgment and receipt of such amount, in the form attached hereto as Exhibit A, which amount the Deposit Agent will deposit into the Deposit Account and hold pursuant to the terms of this Agreement. Funds placed in the Deposit Account will be the property of the Holders, and not of the Company. The Deposit Account will secure the obligation of the Holders to acquire from the Company shares of its Common Stock at the election of the Company on each Deposit Payment Date, as set forth herein. The Deposit Fund shall be invested as provided on Exhibit B to be attached at the closing of the Offering (and which may be amended by delivery by the Company of a revised Exhibit B in the event of the issuance of the Over-Allotment Shares), which investment will provide sufficient funds, without any further investment, to equal the aggregate Quarterly Return Amount due on the outstanding Preferred Stock, as such Quarterly Return Amount becomes due, on each Deposit Payment Date. The Deposit Agent shall have no responsibility for determining whether funds held in the Deposit Account shall have been invested in a such a manner so as to comply with the requirements of this Section 1(b). This Agreement may be amended in connection with the deposit of additional monies in respect of the purchase of Over-Allotment Shares.

          2.   Distribution, Reduction and Termination of Deposit Account.
               ----------------------------------------------------------

          (a) Unless on or prior to the Notice Date (as defined in Section 2(h)), the Company shall have delivered to the Deposit Agent a Direction Notice (as defined in Section 2(h)) in respect of a Deposit Payment Date or the Deposit Expiration Date), the Deposit Agent shall deliver to each Holder of Record (as defined in Section 3) appearing on the list provided to the Deposit Agent in accordance with Section 3, the Quarterly Return Amount on February 15, May 15, August 15 and November 15 of each year (each such date being a "Deposit Payment Date"), commencing May 15, 2000 and continuing until the earlier of (i) February 15, 2001 (the "Deposit Expiration Date") and (ii) such earlier time as the Deposit Account is terminated in accordance with Section 2(f) below. The sole source of funds for each Quarterly Return Amount delivered to Holders of Record by the Deposit Agent in accordance herewith shall be the Deposit Account and the Deposit Agent shall have no liability in respect of any deficiency thereof (subject to Section 6(d)).

          (b) If the Company shall have delivered a Direction Notice to the Deposit Agent on or prior to the Notice Date relating to a Deposit Payment Date or the Deposit Expiration Date, the Deposit Agent shall, as instructed by the Company in such Direction Notice, purchase, on behalf of the Holders of Record, from the Company, with funds from the Deposit Account, that number of whole shares of Common Stock as is determined by the Company (as set forth in the Direction Notice) by dividing all or such portion of the Quarterly Return Amount as set forth in the Direction Notice (the "Share Consideration") as the Company shall direct by (a) if on the date of such payment a registration statement covering the shares of Common Stock so issued is effective, 97% of the Market Value of the Common Stock on the record date, and (b) if on the date of such payment a registration statement covering the shares of Common Stock so issued is not effective, 93% of the Market Value of the Common Stock on the record date. "Market Value" shall have the meaning set forth in Section 2(h). The Deposit Agent shall pay the Share Consideration from the Deposit Account to the Company in consideration for such purchase of shares and the Deposit Agent, or the Company upon the written request of the Deposit Agent, shall transfer such shares of Common Stock on such Deposit Payment Date or Deposit Expiration Date to Holders of Record appearing on the list provided to the Deposit Agent in accordance with Section 3, each such Holder of Record to receive the number of such shares of Common Stock as is directed by the Company in writing. The Deposit Agent shall transfer to Holders of Record on the next Deposit Payment Date or Deposit Expiration Date any portion of such Quarterly Return Amount as is not utilized to purchase Common Stock from the Company. The Deposit Agent's obligation hereunder to cause shares of Common Stock to be purchased by the Deposit Account from the Company shall be secured by, and limited to, the funds in the Deposit Account, and the Deposit Agent shall have no liability to the Company, the Holders (or any other holder of Preferred Stock) or any other person to the extent that there are not sufficient funds in the Deposit Account to make any purchase, payment or transfer required under this Agreement.

          (c) In the event of any conversion of the Preferred Stock into shares of Common Stock prior to the Deposit Expiration Date, and provided that, at the
                                                          --------
time of such conversion, the Company has not delivered a redemption notice, then, in those circumstances, the Company will be paid any funds remaining in the Deposit Account allocable to those shares of Preferred Stock so converted (and as a result, holders of Preferred Stock will not receive any partial payment from the Deposit Account if they convert their shares prior to receipt of a full Quarterly Return Amount). If, however, the Company has delivered a redemption notice, and a Holder converts its Preferred Stock into shares of Common Stock between the date of the redemption notice and the second day preceding the redemption date (and, in any case, prior to the Deposit Expiration Date or the termination of the Deposit Account), then, in those circumstances, any funds remaining in the Deposit Account allocable to those shares of Preferred Stock converted in the circumstances described in this sentence will be paid to the Holders of Record of shares that have been converted. The Company will deliver a statement and written directions to the Deposit Agent setting forth the allocation of funds pro rata based upon the number of shares of Preferred Stock so converted and directions regarding the payment of such funds.

          (d) In the event of any redemption of Preferred Stock (written notice of which shall be provided to the Deposit Agent by the Company) prior to the earlier of (i) the Deposit Expiration Date and (ii) such earlier time as the Deposit Account is terminated in accordance with Section 2(f) below, the Deposit Agent shall, at the written direction of the Company, make a payment to the Holders whose shares of Preferred Stock have been redeemed of any funds remaining in the Deposit Account allocable to such Holders' shares so redeemed (to the extent that the Deposit Account has not been terminated as described in clause (g) hereof). The Company shall give such notice promptly after any such redemption and shall include in its written direction (i) the Holders whose shares have been so redeemed, (ii) the number of shares registered in the name of each such Holder that have been so redeemed, and (iii) the amount of the payment per share redeemed to be made to each such Holder.

          (e) On the Deposit Expiration Date, the Deposit Agent shall deliver to the Holders of Record appearing on the list provided to the Deposit Agent in accordance with Section 3, on a pro rata basis, any cash remaining in the Deposit Account on such date unless, prior thereto, the Company delivers a Direction Notice to the Deposit Agent requiring the Deposit Agent to purchase with funds from the Deposit Account from the Company for transfer to Holders of Record that number of whole shares of Common Stock determined by dividing the Share Consideration by (a) if on the date of such payment a registration statement covering the shares of Common Stock so issued is effective, 97% of the Market Value of the Common Stock on the record date, and (b) if on the date of such payment a registration statement covering the shares of Common Stock so issued is not effective, 93% of the Market Value of the Common Stock on the record date. "Market Value" shall have the meaning set forth in Section 2(h).

          (f) Notwithstanding any provision herein to the contrary, if (A) the Company obtains any required amendments to the covenants under its various debt obligations that would permit the Company to pay cash dividends on the Preferred Stock prior to the Deposit Expiration Date and (B) at the time the Company obtains such amendments or at any time thereafter (so long as the amendments remain effective), the trading price, on any date, for the Preferred Stock equals or exceeds the liquidation preference in respect thereof, then, in such event, the Company may thereafter, upon notice to the Holders, elect to exchange the Deposit Account for an obligation to accrue dividends on the Preferred Stock from the Deposit Payment Date immediately preceding the date of such election by instructing the Deposit Agent in writing to distribute the remaining balance of the Deposit Account to the Company in accordance with this clause (f). If the Company elects to so terminate the Deposit Account, the Preferred Stock will begin to accrue dividends from the last Deposit Payment Date preceding such election.

          (g) Upon the final resolution (including the final resolution of all appeals or rights to appeal in any court) of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Deposit Agent shall, upon the written direction of the Company, return to the Holders any funds at the time remaining in the Deposit Account.

          (h) For purposes of this Agreement: (i) the term "Notice Date" means the tenth day prior to the applicable Deposit Payment Date or Deposit Expiration Date, as the case may be; (ii) the term "Market Value" means, as of any date, the average of the daily closing price for the five consecutive trading days ending on such date; the closing price for each day shall be the last sales price or, in case no such reported sales take place on such day, the average of the last reported bid and asked price, in either case on the principal national securities exchange on which the shares of the Common Stock are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Market, or other similar organization if the Nasdaq National Market is no longer reporting such information, or if not so available, the fair market price as determined, in good faith, by the Board of Directors of the Company and (iii) the term "Direction Notice" means a notice from the Company, in the form attached as Exhibit C, delivered to the Deposit Agent directing the Deposit Agent to use funds from the Deposit Account to purchase Common Stock from the Company to distribute to Holders of Preferred Stock.

          (i) This Agreement shall remain in full force and effect until all amounts held hereunder by the Deposit Agent have been finally distributed in accordance herewith.

          3.   Record Date.  The Quarterly Return Amount or, if a Direction
               -----------
Notice has been delivered by the Company, Common Stock, shall be returned or delivered to the Holders of Record of the Preferred Stock, as they appear on the stock register of the Company or its transfer agent or registrar 10 business days prior to each Deposit Payment Date ("Holders of Record"). A list of the Holders of Record, including the number of shares of Preferred Stock held by each such Holder, shall be delivered to the Deposit Agent by the Company or its transfer agent or registrar at least 5 days prior to each Deposit Payment Date.

          4.   Expenses.  The Deposit Agent shall be entitled to customary fees
               --------
and expenses for performing its duties hereunder, as may be agreed from time to time by the Company and the Deposit Agent. The Deposit Agent shall be entitled to prompt reimbursement of all reasonable expenses incurred by the Deposit Agent in carrying out its duties hereunder, including, without limitation, reasonable travel and other out-of-pocket expenses and reasonable fees and expenses of its legal counsel arising in connection with the entering into this Agreement or the negotiation, interpretation or enforcement of any provision hereof or any arbitration or other proceeding hereunder. The fees and expenses of the Deposit Agent in carrying out its duties hereunder shall be paid or reimbursed by the Company. In the event the Deposit Agent renders any extraordinary services in connection with the Deposit Account or otherwise under this Agreement at the request of the Company or the Holders, the Deposit Agent shall be entitled to reasonable additional compensation therefor. The terms of this Section 4 shall survive termination of this Deposit Agreement.

          5.   Notices.  All notices, requests, demands and other communications
               -------
hereunder shall be deemed to have been duly given on the next business day after being sent if by hand or if by overnight courier service for next business day delivery, or five days after being sent if mailed, certified or registered mail, return receipt requested, with postage prepaid:

          (a) if to the Holders, to their address as set forth in the stock transfer records of the Company, and to Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, NY 10022, Attention: Scott M. Wornow, Esq.;

          (b) if to the Company, to PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170, Attention: Treasurer, or to such other person or address as the Company shall designate in writing, with a copy to PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170, Attention: General Counsel, and to Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022, Attention:
Richard F. Langan, Jr., Esq.; and

          (c) if to the Deposit Agent, to Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention:
Bruce L. Bisson.

Any party may change the address (or the person to whose attention such notice is directed) by notice given to the other parties hereto as aforesaid.

          6.   Concerning the Deposit Agent.  In order to induce the Deposit
               ----------------------------
Agent to act as deposit agent hereunder, the Company hereby covenants and agrees with the Deposit Agent as follows:

          (a) The Deposit Agent shall not in any way be bound or affected by any amendment, modification or cancellation of this Deposit Agreement, unless the same shall have been agreed to in writing by the Deposit Agent.

          (b) The Deposit Agent shall be entitled conclusively to rely, and shall be protected in acting in reliance upon, any Direction Notice or other notice, letter, statement, list, instruction or direction or any signature furnished to the Deposit Agent pursuant to this Deposit Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, notice, statement, list, instruction, direction or other document or instrument and any signature delivered to the Deposit Agent hereunder and believed by the Deposit Agent to be genuine and to have been presented by the proper party or parties, without being required to determine (and the Deposit Agent shall be permitted to so assume) the authenticity or correctness thereof and of any fact stated therein, the propriety or validity thereof, or the authority or authorization of the party or parties making and/or delivering the same.

          (c) This Agreement sets forth exclusively the duties and obligations of the Deposit Agent with respect to any and all matters pertinent to its acting as deposit agent under this Agreement.

          (d) The Deposit Agent undertakes to perform only such duties as are expressly set forth in this Deposit Agreement, and no implied duties or implied obligations shall be read into this Deposit Agreement against the Deposit Agent. Neither the Deposit Agent nor any of its directors, officers, employees or agents shall be in any manner liable or responsible to the Company, any holder (or any other holder of Preferred Stock) or any other person or entity for or in respect of any loss, claim, damage or liability (collectively, "Loss") resulting from, or arising out of, any action or failure or omission to act hereunder or for any mistake of fact or error of judgment, including, but not limited to, any Loss that may occur by reason of the exercise of the Deposit Agent's discretion in connection with to the Deposit Agreement or Deposit Account in any particular matter or for any other reason, except for any Loss which is the result of gross negligence or willful misconduct on the part of the Deposit Agent or such director, officer, employee or agent.

          (e) The Company covenants and agrees to indemnify and hold the Deposit Agent and each of its directors, officers, employees and agents (the Deposit Agent and any such person or entity seeking indemnification hereunder being hereinafter referred to as an "Indemnified Party") harmless from and against, and upon demand reimburse each Indemnified Party for, any and all losses, claims, damages, liabilities, costs and expenses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature (including reasonable costs of investigation and fees and disbursements of its legal counsel) (collectively, "Indemnified Losses"), which may be paid, incurred or suffered by such Indemnified Party or to which such Indemnified Party may become subject by reason of or in connection with its acting as deposit agent hereunder or arising out of the Deposit Account (including, but not limited to, any action taken or omitted by the Deposit Agent in connection with this Agreement or any action allegedly so taken or omitted) or by reason of, or as a result of, the Deposit Agent's compliance with the instructions set forth herein or with any instructions delivered to the Deposit Agent pursuant hereto, except with respect to Indemnified Losses which shall be the result of gross negligence or willful misconduct on the part of such Indemnified Party. The terms of this Section 6(e) shall survive the termination of this Deposit Agreement.

          (f) In the event of any controversy or dispute hereunder, or with respect to any question as to the construction of this Agreement or any action to be taken by it hereunder, the Deposit Agent may, in its discretion, obtain the advice of counsel reasonably satisfactory to it and shall incur no liability for, and shall be fully protected in, acting in accordance with the advice or opinion of such counsel.

          (g) If any part of the Deposit Fund is at any time attached, garnished or levied upon or under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any of the Deposit Fund shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting the Deposit Fund or any part thereof, then and in any of such events, the Deposit Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree. The Deposit Agent shall not be liable to any of the parties hereto, to any Holder or to any holder of Preferred Stock, or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation of or beyond the scope of a constitution or a law.

          (h) Notwithstanding anything to the contrary contained herein, if the Deposit Agent shall be uncertain as to its duties or rights hereunder, shall receive any notice, advice, direction, or other document from the Company with respect to the Deposit Fund which, in its opinion, is in conflict with any of the provisions of this Agreement, should be advised that a dispute has arisen with respect to the payment, ownership, or right of possession of the Deposit Fund or any part thereof (or as to the delivery, non-delivery, or content of any notice, advice, direction, or other document) or if any obligation of the Deposit Agent under this Agreement shall, in the opinion of the Deposit Agent, expose the Deposit Agent to liability due to actual or potential conflicting claims to the Deposit Account, the Deposit Agent shall be entitled (but not obligated), without liability to anyone, to refrain from taking any action other than to hold the Deposit Fund in accordance with this Agreement until such uncertainty, conflict, dispute or obligation is resolved to the reasonable satisfaction of the Deposit Agent, including by (and, notwithstanding anything to the contrary, it shall be reasonable for the Deposit Agent not to act until it has received) an order, decree or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal, but the Deposit Agent shall be under no duty to institute or to defend any proceeding, although it may institute or defend such proceedings.

          (i) The Company shall have the right to cause the Deposit Agent to be relieved of its duties hereunder and to select a substitute deposit agent, upon the expiration of 30 days following delivery of written notice of substitution to the Deposit Agent. Upon selection of such substitute deposit agent, such substitute deposit agent and the Company shall enter into an agreement substantially identical to this Agreement and, thereafter, the replaced deposit agent shall be relieved of its duties and obligations to perform hereunder, except that the replaced deposit agent shall transfer to the substitute deposit agent upon request therefor the Deposit Funds and copies of all books, records, plans and other documents in the replaced deposit agent's possession relating to such funds or this Agreement.

          (j) Upon not less than 30 days' written notice to the Company and the Holders of its intention to resign under this Agreement, the Deposit Agent may resign as deposit agent hereunder by selecting, as a successor deposit agent, any other deposit agent as directed or approved by the Company (which approval shall not be unreasonably withheld). Such resignation shall take effect upon delivery by the resigning Deposit Agent of the Deposit Fund to such successor deposit agent; the resigning Deposit Agent shall thereupon be discharged of all its duties and obligations hereunder. In addition, the Deposit Agent shall be discharged of all of its duties and obligations hereunder upon its deposit of the Deposit Fund with a court of competent jurisdiction. The Company, the Holders (and any other holder of Preferred Stock) each hereby irrevocably consents and submits to the jurisdiction of such court in any such action and waives all rights to contest the jurisdiction of such court.

          (k) The Company hereby authorizes the Deposit Agent, (i) to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of any person (including the Initial Holders, the Holders (and any other holder of Preferred Stock), the Company and any other person) to the Deposit Account and the Company shall pay all reasonable costs, expenses and disbursements of the Deposit Agent in connection therewith, including reasonable attorney's fees and (ii) to deposit the Deposit Account with the clerk of that court.

          (l) The Deposit Agent's duties, obligations and liabilities hereunder, except as a result of the Deposit Agent's gross negligence or willful misconduct, will terminate upon its delivery of all of the Deposit Fund under any provision of this Agreement. The provisions of this Section 6(l) shall survive any such termination.

          7.   Specific Performance.  In the event of the failure by a party
               --------------------
hereto to give any notice required under the terms of this Agreement, the other parties hereto shall be entitled to specific performance by such non-performing party.

          8.   Miscellaneous.
               -------------

          (a)  Continuance of Agreement.  This Agreement shall be binding upon
               ------------------------
the parties hereto and their respective heirs, personal representatives, successors and assigns.

          (b)  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts all of which, taken together shall constitute the same agreement.

          (c)  No Amendments. This Agreement may not be modified or amended, nor
               -------------
may any provision hereof be waived, except (i) by a writing duly executed by the Deposit Agent, the Company and by a majority of the Holders or (ii) as provided in Section 1(b).

          (d)  Governing Law.  This Agreement shall be governed and construed in
               -------------
accordance with the laws of the State of New York without reference to its principles of conflicts of law.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.


                                   PSINET INC.


                                   By: /s/ Edward D. Postal
                                      -----------------------------------
                                      Name:  Edward D. Postal
                                      Title: Executive Vice President and
                                               Chief Financial Officer


                                   WILMINGTON TRUST COMPANY


                                   By: /s/ James J. McGinley
                                      -----------------------------------
                                      Name:  James J. McGinley
                                      Title: Authorized Signor

                                   Exhibit A

                                    RECEIPT

          The undersigned Initial Purchasers, as defined in Schedule I to that certain Purchase Agreement dated as of January 26, 2000 on behalf of themselves, hereby deliver, at the request of the Holders of the 7% Series D Cumulative Convertible Preferred Stock, $.01 par value, of the Company, to Wilmington Trust Company, a Delaware banking corporation (the "Deposit Agent"), as deposit agent under the Deposit Agreement (the "Deposit Agreement") dated as of February 1, 2000 by and between the Deposit Agent and the Company, in immediately available funds paid by wire transfer, the amount of $49,081,517.02 to the Deposit Account (as defined in the Deposit Agreement) in accordance with the provisions of the Deposit Agreement.


                [Remainder of the Page Intentionally Left Blank]

Date:     February 1, 2000

                                 DONALDSON, LUFKIN & JENRETTE
                                     SECURITIES CORPORATION
                                 MERRILL LYNCH & CO.
                                 MERRILL LYNCH, PIERCE FENNER & SMITH
                                     INCORPORATED
                                 MORGAN STANLEY & CO. INCORPORATED
                                 BEAR, STEARNS & CO. INC.
                                 CHASE SECURITIES INC.
                                 BANCBOSTON ROBERTSON STEPHENS INC.

                                 By: DONALDSON, LUFKIN & JENRETTE
                                      SECURITIES CORPORATION

                                 By: /s/ Raymond Cleeman
                                    -----------------------------------
                                     Name:  Raymond Cleeman
                                     Title: Vice President

Receipt and deposit in the Deposit
Account of the above-mentioned wire
transfer is hereby acknowledged

WILMINGTON TRUST COMPANY,
    as Deposit Agent

By: /s/ James J. McGinley
   ---------------------------------
    Name:  James J. McGinley
    Title: Authorized Signor

                                   Exhibit B

                                  Investments


          The funds that the purchasers of the 7% Series D Cumulative Convertible Preferred Stock deposit in the Deposit Account will be invested in U.S. government obligations or U.S. government guaranteed obligations as provided on the attachment hereto.

          This Exhibit B shall be amended in the event of any issuance of the Over-Allotment Shares.

          In the event that investments made pursuant to this Exhibit B shall mature or otherwise require reinvestment, the Deposit Agent shall make overnight (or, if requested in writing by the Company, other) investment of available funds in U.S. government obligations or U.S. government guaranteed obligations which shall mature as required to make payments required under the Deposit Agreement.

                                  PSINet Inc.

                           DEPOSIT ACCOUNT PURCHASES
                                   Amendment

                        Trade Settlement Date: 02/01/00



   CUSIP #      FACE VALUE              ISSUE             PRICE         COST
--------------------------------------------------------------------------------

912833FL9     $14,156,000.00     U.S. TREASURY STRIP     0.98398  $13,929,220.88
                                 DUE 5/15/00

912833CC2     $12,250,000.00     U.S. TREASURY STRIP     0.96934  $11,874,415.00
                                 DUE 8/15/00

912820AY3     $12,250,000.00     U.S. TREASURY STRIP     0.95287  $11,672,657.50
                                 DUE 11/15/00

912820AZ0     $12,250,000.00     U.S. TREASURY STRIP     0.93670  $11,474,575.00
                                 DUE 2/15/01

Total Value   $50,906,000.00                                      $48,950,868.38
               =============                                       =============

                                   Exhibit C

                            Form of Direction Notice

                          [Letterhead of the Company]

                                     [Date]

[Deposit Agent]

                         Re: Direction Notice No. [___]

Ladies and Gentlemen:

          We refer to the Deposit Agreement (the "Deposit Agreement") dated as of the 1st day of February, 2000 between you, as Deposit Agent, and PSINet Inc., a New York corporation (the "Company"). Unless otherwise specified, capitalized terms used herein shall have the meaning given in the Deposit Agreement. This letter constitutes a Direction Notice under the Deposit Agreement.

          [The undersigned hereby notifies you that you are directed, pursuant to Section 2(b) of the Deposit Agreement, to purchase from the Company, for delivery to each Holder of Record of Preferred Stock in lieu of the Quarterly Return Amount on the next Deposit Payment Date or the Deposit Expiration Date, as applicable, ___ shares of Common Stock for $____ of Quarterly Return Amount.]

          [The undersigned hereby notifies you of the conversion of [_________] shares of Preferred Stock by certain Holders, and that you are directed, pursuant to Section 2(c) of the Deposit Agreement, to pay to the Company any funds remaining in the Deposit Account allocable to the shares of Preferred Stock so converted.]

          [The undersigned hereby notifies you of the redemption of [____] shares of Preferred Stock by certain Holders, and that you are directed, pursuant to Section 2(d) of the Deposit Agreement, to pay $[_____] to the Company, representing funds remaining in the Deposit Account allocable to the shares of Preferred Stock so redeemed.]

          [The undersigned hereby notifies you that you are directed, pursuant to Section 2(e) of the Deposit Agreement, to purchase from the Company for delivery to each Holder of Record of Preferred Stock in lieu of the Quarterly Return Amount on the Deposit Expiration Date ___ shares of Common Stock for $____ of Quarterly Return Amount.]

          In connection with the requested disbursement, the undersigned hereby notifies you that: (i) you may elect to have the Company deliver, for and on your behalf, the shares of Common Stock acquired by you directly to the appropriate Holders of the Preferred Stock and (ii) your obligation to purchase shares of Common Stock is secured by the funds in the Deposit Account. The Deposit Agent is entitled to rely on the foregoing in disbursing funds relating to this Deposit Notice.

                                          PSINET INC.


                                          By:______________________________
                                             Name:
                                             Title: